Exhibit 99.1

Repligen Reports Third Quarter Fiscal Year 2011 Financial Results, February 9, 2011

RepliGen FOR IMMEDIATE RELEASE	Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453 Telephone: 781-250-0111 Telefax: 781-250-0115

CONTACT:

Laura L. Whitehouse

Vice President, Market Development

(781) 419-1812

Repligen Reports Third Quarter Fiscal Year 2011 Financial Results

WALTHAM, MA – February 9, 2011 – Repligen Corporation (NASDAQ: RGEN) today reported results for the third quarter of fiscal year 2011, ended December 31, 2010. Total revenue for the quarter was $7,068,000 compared to total revenue of $5,617,000 for the third quarter of fiscal year 2010 ended December 31, 2009, an increase of $1,451,000 or 26%. Bioprocessing product revenue for the third quarter was $3,126,000 compared to $2,865,000 for the third quarter of fiscal 2010, an increase of $261,000 or 9%. Royalty and research revenue, which consisted of royalty payments from Bristol-Myers Squibb on the U.S. sales of Orencia® and research grants, was $3,942,000 compared to $2,752,000 for the same quarter in the prior year. This increase was primarily due to $733,000 in grants that Repligen received under the Qualifying Therapeutic Discovery Project Program, which was created in March 2010 as part of The Patient Protection and Affordability Care Act.

Operating expenses for the third quarter were $6,771,000 compared to $6,987,000 for the third quarter of fiscal year 2010. Net income for the third quarter was $376,000 or $0.01 per diluted share, compared to a net loss for the third quarter of fiscal year 2010 of $349,000 or $0.01 per diluted share. Cash, cash equivalents and marketable securities as of December 31, 2010 were $60,285,000 compared to $59,146,000 as of March 31, 2010.

“We are pleased to continue to maintain a strong financial position while advancing our therapeutic development programs,” stated Walter C. Herlihy, President and Chief Executive Officer of Repligen Corporation. “In the current quarter, we look forward to reporting top-line results for not only our Phase 3 clinical trial of RG1068 for pancreatic imaging but also our Phase 2b clinical trial of RG2417 for treatment of the symptoms of depression associated with bipolar disorder.”

For the nine-month period ended December 31, 2010, total revenue was $21,385,000 compared to $16,099,000 for the same period in fiscal year 2010. Operating expenses for the nine-month period ended December 31, 2010 were $19,672,000 compared to $20,103,000 for the same period in fiscal year 2010. Net income for the nine-month period ended December 31, 2010 was $1,987,000 or $0.06 per diluted share compared to a net loss of $2,435,000 or $0.08 per diluted share for the same period in fiscal year 2010.

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Repligen Reports Third Quarter Fiscal Year 2011 Financial Results, February 9, 2011

Corporate Update

RG1068 for Imaging of the Pancreas

We are currently analyzing the radiographic images from our Phase 3 study of RG1068, synthetic human secretin. The goal of the study is to evaluate the sensitivity and specificity of RG1068 in combination with MRI to improve the detection of structural abnormalities of the pancreatic ducts relative to MRI alone. Detailed visual assessment of the pancreatic ducts is important in the evaluation of pancreatic duct abnormalities, which may result in the diagnosis of diseases such as acute or chronic pancreatitis. RG1068-MRI elucidates both normal and abnormal anatomy, which may improve patient triage and pre-surgical planning and aid in avoiding unnecessary procedures such as endoscopy which is associated with serious adverse events. Data from our Phase 3 study indicates that the use of RG1068-MRI to avoid unnecessary endoscopy would potentially result in saving an average of one day of hospitalization per patient.

The analysis of the Phase 3 image data is a “re-read” which was agreed to by the Food and Drug Administration and European Medicines Agency based on the determination that the original analysis was flawed and therefore inconclusive due to deficiencies in performance by the contract research organization overseeing the analysis. We have selected a new contract research organization for the re-read. We expect to report top-line results of this study this quarter which, if positive, may support product registration. There are more than 300,000 MRIs conducted in the U.S. and Europe each year that could benefit from RG1068.

RG2417 for Bipolar Disorder

We have completed patient treatment in our Phase 2b clinical trial of RG2417, an oral formulation of uridine, in patients with bipolar depression. The primary objective of the Phase 2b study is to assess the efficacy of RG2417 on the symptoms of bipolar depression by demonstrating a greater improvement in the Montgomery-Asberg Depression Rating Scale (MADRS) score of the patients receiving RG2417 when compared to placebo over an 8-week treatment period. MADRS is a standardized, rater-administered scale, which has been used for numerous drug trials in bipolar disorder. In addition, the study will assess the safety and tolerability of RG2417 in patients with bipolar depression including lack of induction of mania as measured by the Young’s Mania Rating Scale. Secondary objectives include improvements in the Clinical Global Impression scale, the patients’ self-assessment of their symptoms, subset analysis of patients based on prior episodes of depression and mania, responder rates and remission rates. We expect to report top-line results of this study this quarter.

Bipolar disorder is a chronic illness associated with substantial morbidity and mortality, ranking worldwide behind unipolar depression and alcohol abuse among psychiatric illnesses for related disabilities and overall economic burden of illness. The lifetime financial burden of bipolar disorder in the U.S. is about $600,000 per patient, depending on resistance to treatment and persistence of symptoms. Although several therapies are approved for the treatment of bipolar disorder, many individuals are unable to tolerate the treatment-related side effects, and incomplete clinical response, relapse and recurrence remain common clinical problems. There are more than five million adults worldwide with bipolar disorder, which remains an area of high unmet medical need.

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Repligen Reports Third Quarter Fiscal Year 2011 Financial Results, February 9, 2011

HDAC Inhibitors

In January, we announced that we have entered into an exclusive license agreement with the University of California, Irvine (UCI) for a patent application covering the use of histone deacetylase 3 (HDAC3) inhibitors for the treatment of disorders involving preservation or extinction of memory including Alzheimer’s disease, memory impairment and post-traumatic stress disorder. The patent application is based on work conducted at UCI by Dr. Marcelo A. Wood, which demonstrates that one of Repligen’s HDAC3 inhibitors improves both the acquisition and persistence of long-term memory in an animal model. Under the terms of the license agreement, UCI will receive an upfront payment, development milestones and royalties upon successful commercialization of an HDAC3 inhibitor for certain memory disorders. Upon issue, the patent will remain in force until 2031 prior to any regulatory extensions. We intend to continue to investigate the potential of our selective HDAC3 inhibitors in a variety of disease models and as a treatment for Friedreich’s ataxia.

RG3039 for Spinal Muscular Atrophy

Spinal Muscular Atrophy is an inherited neurodegenerative disease in which a defect in the SMN1 (“survival motor neuron”) gene results in low levels of the protein SMN and leads to progressive damage to motor neurons, loss of muscle function and, in many patients, early death. Patients lacking a functional SMN1 gene survive only because humans carry a second gene, known as SMN2 which produces low levels of SMN protein. RG3039, our lead compound, is an inhibitor of an RNA processing enzyme which targets SMN2 and has been shown to increase production of SMN protein in cells derived from patients and to improve mobility and lifespan in a preclinical model of SMA. We are currently conducting preclinical GLP toxicology studies with RG3039 to assess its suitability for human testing. SMA is diagnosed in approximately one in every 6,000 births in the U.S. and Europe where the estimated prevalence is approximately 20,000 patients.

Quarterly Conference Call

Repligen will host a conference call and webcast on Wednesday, February 9th at 10:00 a.m. EST, to review financial results, provide a corporate update and discuss financial expectations. This call can be accessed via Repligen’s website at www.repligen.com or by calling (866) 203-2528 for domestic calls and (617) 213-8847 for international calls. Participants must provide the following passcode: 81817047.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company focused on building an integrated company by developing and marketing innovative drugs that deliver the benefits of protein therapies in the fields of neurology and gastroenterology. We have a core competency in the development and manufacturing of biologics products, which is the basis for our bioprocessing business and we have out-licensed certain biologics intellectual property, which provide ongoing sources of revenue. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested at www.repligen.com.

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Repligen Reports Third Quarter Fiscal Year 2011 Financial Results, February 9, 2011

REPLIGEN CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended December 31,		Nine months ended December 31,
	2010	2009	2010	2009
Revenue:
Product revenue	$3,126,271	$2,865,377	$11,810,869	$8,079,546
Royalty and other revenue	3,941,518	2,751,971	9,573,770	8,019,250

Total revenue	7,067,789	5,617,348	21,384,639	16,098,796

Operating expenses:
Cost of product revenue	1,449,359	1,084,793	4,186,670	3,273,731
Cost of royalty and other revenue	412,043	343,031	1,160,775	1,001,833
Research and development	2,930,221	3,845,526	8,744,548	10,707,371
Selling, general and administrative	1,979,361	1,713,750	5,580,215	5,119,726

Total operating expenses	6,770,984	6,987,100	19,672,208	20,102,661

Income (loss) from operations	296,805	(1,369,752)	1,712,431	(4,003,865)
Investment income	91,794	186,668	287,430	736,450
Interest expense	(12,683)	(620)	(12,683)	(1,972)

Income (loss) before income taxes	375,916	(1,183,704)	1,987,178	(3,269,387)
Income tax (benefit) provision	—	(834,766)	—	(834,766)

Net income (loss)	$375,916	$(348,938)	$1,987,178	$(2,434,621)

Earnings (loss) per share:
Basic	$0.01	$(0.01)	$0.06	$(0.08)

Diluted	$0.01	$(0.01)	$0.06	$(0.08)

Weighted average shares outstanding:
Basic	30,787,307	30,758,559	30,778,430	30,748,845

Diluted	31,004,935	30,758,559	30,949,264	30,748,845

Balance Sheet Data:	December 31, 2010	March 31, 2010
Cash, cash equivalents and marketable securities*	$60,285,056	$59,146,447
Working capital	55,563,264	55,023,895
Total assets	73,098,789	71,419,963
Long-term obligations	617,000	642,447
Accumulated deficit	(115,933,927)	(117,921,105)
Stockholders' equity	68,881,547	66,120,376

*does not include restricted cash

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding future financial performance and position, management’s strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property protection, product development, manufacturing plans and performance, projected changes in the size of our markets, our market share and product sales and other statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” or “could” and similar expressions, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of our clinical trials; our ability to develop and commercialize products; our ability to obtain required regulatory approvals; the success of current and future collaborative relationships; the market acceptance of our products; our ability to compete with larger, better financed pharmaceutical and biotechnology companies; new approaches to the treatment of our targeted diseases; our expectation of incurring continued losses; our uncertainty of product revenues and profits; our ability to generate future revenues; our ability to raise additional capital to continue our drug development programs; our compliance with all Food and Drug Administration regulations; our ability to obtain; maintain and protect intellectual property rights for our products; the risk of litigation regarding our intellectual property rights; our limited sales and manufacturing capabilities; our dependence on third-party manufacturers and value added resellers; our ability to hire and retain skilled personnel; our volatile stock price; and other risks detailed in Repligen’s annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

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